Exhibit 10.27

Heading #2;Body text (2);Body text1;MEDIVATION

Driven by science. Focused on life.

Via Hand Delivery

November 10, 2014

Mr. Joseph Lobacki [Address] [Address]

Dear Joe:

It is my great pleasure to offer you the position of Chief Commercial Officer reporting to me. We are very excited about the possibility of you joining our team, and we look forward to the prospect of working with you in our innovative company!

As an employee of Medivation, Field Solutions Inc., (the Company) you will be eligible to participate in our benefits and compensation programs. Medivation Field Solutions,. Inc. is a subsidiary of Medivation, Inc.

The following outlines the terms of our offer:

Your annualized base salary will be $458,000 payable on the 15th and last day of each month.

We will pay you a one-time signing bonus of $150,000 within thirty days of your employment start date, provided that you begin employment with Medivation on or before December 8, 2014. If you voluntarily terminate your employment with us before the first anniversary of your employment start date you agree to repay this signing bonus to Medivation on or before your termination date.

Employees who join the Company between January 1 and September 30th will be eligible for a prorated bonus for their first year of employment. Bonuses are generally paid m the first quarter, following year that the bonus was earned. As such, you will be eligible for the 2015 corporate bonus paid out in the first quarter of 2016. The target bonus opportunity for your position Is 60% of your base salary. The actual payout can range from 0% to 250% of this target, based! on individual and company performance. The Board of Directors makes, an assessment of company achievement against goals for purposes of annual bonus payouts annually, generally in the first quarter of the following year. You will be a participant in the Medivation 162M Bonus Program for Section 16 Officers as adopted by the Board of Directors.

We will recommend to Medivation’s Board of Directors that you be granted an: option to purchase 22,430 shares of Medivation common stock and 11, 215 restricted stock units (RSUs). Upon vesting, each RSU will entitle you to receive one share of Medivation common stock.

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Body text1;Your options will have an exercise price equal to the fair market value of the shares, on the date the option is granted (as determined in accordance with Medivation’s Stock Option Grant Date Policy), The terms of your options will be governed in all respects by the terms of our 2004 Equity Incentive Award Plan and the stock option agreements. Your options will vest over a four-year period - 25% at the end of the first year,, then l/48th monthly thereafter over the ensuing three years. Your RSUs will vest over a three year period - one third on each of approximately the first, second and third anniversaries of the grant date. In the event there is a change of control of Medivation, your options would fully vest and become exercisable, and your RSUs would fully vest, automatically upon the occurrence of that event.

Your options and RSUs will be submitted for approval following your start date of employment. A stock option agreement will be provided to you, after the Board of Directors has approved your grant, In addition, you may be eligible for future annual equity grants; under the Plan based on the level of your position and your performance. Annual grants are typically made in the first quarter, of the year following a performance evaluation. Employees must be on board by September 30th, in order to be eligible for an annual grant.

As an employee of the Company you will be eligible to enroll in our comprehensive benefits program that includes health, dental, vision, basic life and basic personal accident insurance. Details will be provided during the new hire orientation. All Medivation Field Solutions, Inc., benefits are re-evaluated on an annual basis and are subject to change.

Subject to timely completion of your job responsibilities, paid time off (PTG) may be utilized at your discretion.

The Company offers a 401(k) plan with an employer match that provides you with the opportunity for pre- or post-tax, long-term savings. You may contribute up to the federal maximum, which is currently $17,500.

In addition, the Company offers an Employee Stock Purchase Plan (ESPP) - ESP is a voluntary benefit that allows eligible employees to purchase shares of Medivation common stock at a discount through after tax payroll deductions. Eligible employees must enroll during the designated enrollment period. Additional information including a Prospectus and online enrollment instructions will be provided after your date of employment..

It is out understanding that you plan to establish a residence in the Bay Area. You will be eligible for the Medivation Relocation Program. Relocation benefits under this Plan are tailored to meet the needs of the relocating employee, within the guidelines of our Policy. The attached document outlines the benefits that will be provided to you, for your relocation from the Boston MA to the San Francisco Bay Area. All payments are grossed up for state and federal taxes. If you voluntarily terminate your employment with us before the second anniversary of your employment start date, you agree to repay any cash portion of the relocation costs to Medivation on or before your termination date

As a result of the 1986 Immigration Reform and Control Act, we are required to verify the identity and work authorization of all new employees. You will therefore be required to sign the Employment Eligibility Verification (Form 1-9). We will need to examine original documents that satisfy these verification requirements, within 24 hours of your employment start date. This offer of employment is contingent upon your providing the necessary documentation within that period.

You will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him/her all prior employers’ proprietary information, trade secrets, proprietary materials, and/or processes. Upon starting employment with Medivation Field Solutions, Inc., you will be required to sign an Employee Confidentiality and Invention Assignment Agreement indicating, among other things, your agreement with this policy.

By signing below you are indicating your understanding that should you accept a position at Medivation Field Solutions, Inc., the employment relationship is based on the mutual consent of the employee and the Company. Accordingly, either you or the Company can terminate the employment relationship at will, at any time, with or without cause or advance notice.

This offer of employment is effective for 3 business days from the date of this letter and is contingent upon satisfactory completion of background and reference checks. If all of the foregoing is satisfactory, please sign, date, and return this letter, within 3 business days. Please label the envelope attention Sandy Cooper, Human Resources and mail It to Medivation, 525 Market Street 36th Floor, San Francisco, CA 94105. If you prefer, you may scan and email your signed offer letter to sandy.cooper@medivati-on.com

Joe, we are enthusiastic about welcoming you to the Company and look forward to you joining our team.

Sincerely, /s/ David Hung, MD David Hung, MD President and Chief Executive Officer

I accept employment with the Company on the foregoing terms. /s/ Joseph Lobacki 11/14/14 12/8/14 Date Signed Anticipated Start Date